Exhibit 99.1

PRESS RELEASE

Level 3 Signs Debt Exchange Agreement

Will Use Cash and Issue $200 Million of New Convertible Notes due 2015 to Repurchase Approximately $282 Million of Existing Convertible Notes due 2010

BROOMFIELD, Colo., June 22, 2009 — Level 3 Communications, Inc. (NASDAQ: LVLT) today announced it has signed an exchange agreement with an institutional investor to exchange a combination of cash and a new issue of the Company’s 7% Convertible Senior Notes due March 15, 2015 (the “Notes”) for a portion of the Company’s existing 6% Convertible Subordinated Notes due 2010 and its 2.875% Convertible Senior Notes due 2010 held by the investor on behalf of its client accounts.

In exchange for $142,079,000 aggregate principal of its 6% Convertible Subordinated Notes due 2010 and $139,820,000 aggregate principal of its 2.875% Convertible Senior Notes due 2010 (the “Existing Notes”), Level 3 will deliver to the investor, on behalf of its client accounts, $200,000,000 aggregate principal amount of Notes, $78,208,900 in cash and accrued and unpaid interest on the Existing Notes.

The Notes will be convertible by the holders at any time into shares of Level 3’s common stock at a conversion price of $1.80 (which is equivalent to a conversion rate of 555.5556 shares of Level 3’s common stock per $1,000 principal amount of the Notes), subject to adjustment upon certain events.  The Notes will rank pari passu with all of the Company’s other senior unsecured indebtedness.  The Notes will be issued at a discount of 98 percent of par.  The Company expects to close the exchange transaction prior to the end of the second quarter 2009, subject to customary closing conditions.

Additionally, the Company announced that during the second quarter 2009 it completed open market debt repurchases for an aggregate of approximately $223 million of cash, excluding accrued and unpaid interest.  The Company repurchased approximately $117 million aggregate principal of debt due 2009, approximately $50 million aggregate principal of debt due 2010, approximately $61 million aggregate principal of debt due 2011 and approximately $20 million aggregate principal of debt due 2012.

The Company now has, after the close of today’s announced transaction and excluding capital leases, approximately $60 million of debt due in 2009, approximately $181 million of debt due in 2010, approximately $505 million of debt due in 2011 and approximately $306 million of debt due in 2012.

At March 31, 2009, the Company had unrestricted cash and cash equivalents of $672 million, or $634 million after giving effect to the approximately $274 million of net proceeds received from the senior secured Tranche B Term Loan completed in April and May 2009 and all of the transactions described above.

The Notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services.  Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network.  Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice.  For more information, visit www.Level3.com.

© Level 3 Communications, LLC.  All Rights Reserved.  Level 3, Level 3 Communications and the Level 3 Communications Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contact Information
Media:	Debra Havins	Investors:	Valerie Finberg
	720-888-7466		720-888-2501